Exhibit 10.20

November 5, 2012

SEPARATION AGREEMENT AND RELEASE

Separation Agreement and Release (“Agreement”) by and between Aegerion Pharmaceuticals, Inc. (“Aegerion” or the “Company”) and Mark Rothera (“Mr. Rothera”) (together, the “Parties”).

WHEREAS, Aegerion has employed Mr. Rothera since April 2, 2012;

WHEREAS, Aegerion has invoked the termination without Cause provision of Mr. Rothera’s Employment Agreement dated as of March 16, 2012 (the “Employment Agreement”);

WHEREAS, Aegerion and Mr. Rothera wish to ensure a cooperative and amicable transition, and to settle any differences between them;

WHEREAS, pursuant to the Employment Agreement, Mr. Rothera agreed to execute a comprehensive separation agreement and release in a form satisfactory to the Company as a condition to Aegerion’s agreement to provide severance pay and other benefits to Mr. Rothera; and

NOW, THEREFORE, based on the foregoing and in consideration for the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Employment Status; Final Payments:

(a) Separation: Mr. Rothera hereby acknowledges that his employment with Aegerion will end on January 4, 2013 (the “Separation Date”). During the period between November 5, 2012, and the Separation Date, Mr. Rothera will be deemed to be on a paid leave-of-absence (the “Leave of Absence Period”).

During the Leave of Absence Period, Mr. Rothera agrees to be available on an as-needed basis (as described in Section 8(d)) for any work-related matters. Mr. Rothera will continue to be subject to Aegerion’s employment policies and requirements, and will be expected to transition his responsibilities to the best of his abilities and as directed by his current management team. Please also note that although the Company intends to employ Mr. Rothera through the Leave of Absence Period (i.e., until the Separation Date), Mr. Rothera will continue to be an at-will employee, except as otherwise provided herein. This means that either he may elect to end his employment, with or without Good Reason (as defined in his Employment Agreement), prior to the Separation Date, and the Company may elect to end his employment with Cause (as defined in his Employment Agreement) prior to the Separation Date. If Mr. Rothera is terminated for Cause or quits without “Good Reason” (as defined in his Employment Agreement) prior to the Separation Date, he will not be entitled to the payments and benefits set forth in Section 1(c) and 2.

(b) Final Wage Payments: Commencing on the Separation Date, Mr. Rothera’s salary shall cease, and he shall no longer be entitled to the payment of base salary, bonus, or any form of compensation, except as set forth in this Agreement. On the Separation Date, the Company shall pay to Mr. Rothera (i) all earned but unpaid base salary up to and through the Separation Date, and (ii) all accrued but unused paid time off (“PTO”) up to and through commencement of the Leave of Absence Period. Mr. Rothera confirms that, as of commencement of the Leave of Absence Period, he has three (3) accrued and unused days of PTO.

(c) Bonus: Mr. Rothera will be eligible for a 2012 bonus in an amount determined by the Compensation Committee based on the Compensation Committee’s assessment of Mr. Rothera’s performance against personal goals and the Company’s overall performance, and payable in accordance with the Company’s normal February/March bonus cycle for purposes of bonus pay-out. Management will recommend to the Compensation Committee that Mr. Rothera’s bonus be determined as follows:

If the Compensation Committee approves a corporate performance score for the Company’s achievement of 2012 goals of 100% or higher then management will recommend that Mr. Rothera’s score for individual achievement toward 2012 goals be set at 100%. If the Compensation Committee approves a corporate performance score for achievement of 2012 goals of less than 100%, management will recommend that Mr. Rothera’s score for individual achievement toward 2012 goals be equal to the same percentage as is allocated to corporate performance.

Notwithstanding anything to the contrary set forth in this Agreement or Mr. Rothera’s Employment Agreement, the 2012 bonus allocated to Mr. Rothera will be pro-rated based on a performance period of April 2, 2012 to November 5, 2012.

(d) Expense Reimbursement: The Company will reimburse Mr. Rothera for approved business expenses, if any, incurred by Mr. Rothera prior to commencement of the Leave of Absence Period in connection with authorized Company activities in accordance with Company policies, provided that Mr. Rothera submits to the Company the relevant supporting documentation for any such expenses prior to or within two weeks after commencement of the Leave of Absence Period. In addition, the Company will reimburse Mr. Rothera for the expenses listed on Exhibit A incurred in connection with his relocation from Switzerland to Massachusetts in connection with joining the Company, subject to the cap set forth in Section 6(b) of the Employment Agreement. The Company will also pay Mr. Rothera a total of $15,500 towards rent on Mr. Rothera’s apartment located at Apt. 5, 261 Commonwealth Ave in Boston, MA. Mr. Rothera agrees that the foregoing payment, along with the $25,000 advance payment previously made by the Company to Mr. Rothera, constitutes full satisfaction of any amounts due to Mr. Rothera for temporary housing under this Agreement or the Employment Agreement, and no further payments will be due or owing by the Company with respect to Mr. Rothera’s temporary or permanent housing. . Mr. Rothera agrees that, except as specifically set forth in Exhibit A and in this Section, the Company will have no further obligation to Mr. Rothera under Section 6(b) of the Employment Agreement or otherwise to reimburse Mr. Rothera for relocation expenses in connection with his employment at Aegerion.

(e) Benefits Cessation: As of the Separation Date, any entitlement Mr. Rothera has or might have under a Company-provided benefit plan, program or practice shall terminate, except as required by law or as otherwise described below in Section 2. To the extent applicable, Mr. Rothera shall receive benefit continuation information under separate cover.

(f) Stock Option Grants: In consideration of Mr. Rothera’s execution of this Separation Agreement, the Company agrees that the time-based stock options granted to Mr. Rothera will continue to vest during the Leave of Absence Period to the same extent as such options would have vested if the Leave of Absence Period had not occurred. As set forth in the Company’s 2010 Stock Option and Incentive Plan, as amended, and associated equity award agreements between Mr. Rothera and the Company (collectively, the “Equity Award Documents”), vesting under all options to purchase the Company’s common stock granted to Mr. Rothera by the Company shall cease on the Separation Date or, if earlier, at such time as Mr. Rothera elects to end his employment with the Company prior to the Separation Date (“Early Termination Date”). All of Mr. Rothera’s rights and obligations with respect to stock options, including without limitation, vesting, exercise and expiration, are governed by the terms and conditions of the Equity Award Documents. To the extent that Mr. Rothera has vested but unexercised stock option grants, Mr. Rothera will have ninety days after the Separation Date, or, if earlier, ninety days after the Early Termination Date, to exercise the vested portion of said options. Stock options which are unvested as of the Separation Date, and any vested options that remain unexercised as of the day that is ninety days after the Separation Date or, if earlier, ninety days after the Early Termination Date, will be forfeited.

2. Consideration: In exchange for, and in consideration of, Mr. Rothera’s execution (and non-revocation) of and compliance with this Agreement (and the certificate attached hereto as Exhibit B), and any other agreement with Aegerion that survives the termination of Mr. Rothera’s employment, the Company will provide Mr. Rothera with the following:

(a) Severance Payments: Subject to Section 2(d) and 8(e), Aegerion will pay to Mr. Rothera his current semi-monthly base salary of $16,666.67 for the period of nine (9) months from the Separation Date (the “Severance Period”), less applicable taxes and withholdings. These payments, which will be made on the Company’s regularly scheduled payroll dates for all employees, are referred to herein as the “Severance Payments.” The Severance Payments shall commence no later than the first Company payroll date which is on or after the 35th day following the Separation Date. Each Severance Payment shall be treated as a separate payment for purposes of Section 409A of the Internal Revenue Code, as amended.

Mr. Rothera agrees that if the Company makes any overpayments of Severance Payments, Mr. Rothera will promptly return any such overpayments to the Company and/or hereby authorizes deductions of such overpayments from future Severance Payment amounts.

(b) (i) Contribution to Medical/Dental Plan Premium Payments and Outplacement: The Company shall pay to Allianz Worldwide Care 80% of the $3,032.83 monthly premiums for medical/dental insurance covering Mr. Rothera and his wife, and shall deduct an amount equal to the remaining 20% portion of the monthly premium to be paid by Mr. Rothera ($606.57) from the salary payments made to Mr. Rothera during the Leave of Absence Period and from the severance amounts due to Mr. Rothera under this Agreement during the Separation Period. In addition, the Company will, during the period from October 26, 2012 until the end of the Severance Period, pay to Mr. Rothera 80% of the monthly premium for BUPA coverage for Mr. Rothera’s four children up to $350 per month, provided Mr. Rothera submits appropriate supporting documentation. The Company’s obligation shall not, in any case, exceed the amounts specified under this Section even if there is a change in coverage or provider. Notwithstanding anything in this Section to the contrary, the Company will have no further obligation under this Section at such earlier time as Mr. Rothera becomes eligible to obtain alternate medical insurance. Mr. Rothera agrees promptly to notify the Company if and when Mr. Rothera becomes eligible for alternate medical coverage during the Leave of Absence Period or Severance Period, and at such time, the Company’s payment, withholding and reimbursement obligations shall cease.

(ii) Outplacement Services: For three (3) months from the Separation Date, Mr. Rothera will have access to outplacement services provided by a firm under contract with the Company at a cost not to exceed $10,000. The Company shall provide additional details concerning these services.

(c) Reduction/Overpayment: Mr. Rothera agrees that, notwithstanding anything to the contrary set forth in this Agreement, the Severance Payments will be reduced, on a dollar for dollar prospective basis, by any salary and sign-on bonus compensation (not including any bonus paid to compensate Mr. Rothera for relocation expenses) Mr. Rothera receives from another employer during the period corresponding to the Severance Period. Mr. Rothera agrees to give the Company prompt written notice of any employment during the Severance Period, and shall promptly respond to any reasonable inquiries concerning his professional activities. Mr. Rothera agrees that if the Company makes any overpayments of Severance Payments, Mr. Rothera will promptly return any such overpayments to the Company and/or hereby authorizes deductions of such overpayments from future Severance Payment amounts.

(d) Acknowledgement of Consideration to Support Agreement: Mr. Rothera agrees that the provisions of this Section 2 supersede in their entirety any and all provisions related to termination of employment and severance or comparable benefits contained in his Employment Agreement or in any offer letter, including but not limited to the provision for Severance Benefits set forth in Section 7 of his Employment Agreement. Mr. Rothera understands and agrees that the Leave of Absence Period is given in lieu of the full severance period specified in his Employment Agreement. Mr. Rothera expressly acknowledges and agrees that the payments and benefits provided under this Section 2 are conditioned upon his execution of this Agreement, including the release of claims in Section 4.

3. Taxes: All payments set forth in this Agreement shall be subject to all applicable federal, state and/or local withholding and/or payroll taxes, and the Company may withhold from any amounts payable to Mr. Rothera (including any amounts payable pursuant to this Agreement) in order to comply with such withholding obligations. To the extent that Mr. Rothera’s commuting and relocation-related expenses reimbursed by the Company since the date of hire are subject to U.S. federal and state income taxes payable by Mr. Rothera, the Company will gross-up the payments in order to make tax withholdings to cover the estimated U.S. federal and state tax liability incurred as a result of the foregoing expense reimbursement (“gross-up”). The “gross-up” payment will be calculated using the tax rates and formula set forth in Exhibit C, and is estimated to be $80,661.75. The gross-up payment will be reflected in the tax withholding amount on Mr. Rothera’s W-2, and will not be a direct payment to Mr. Rothera.

4. General Release of Claims; ADEA Waiver; Accord and Satisfaction:

(a) General Release by Mr. Rothera: In exchange for the amounts described in Section 2, and other good and valuable consideration, the receipt of which Mr. Rothera hereby acknowledges, Mr. Rothera and his representatives, agents, spouse, estate, heirs, attorneys, successors and assigns (“you”), absolutely and unconditionally hereby release, remise, discharge, indemnify and hold harmless the Released Parties (defined in Section 4(f) below), from any and all actions or causes of action, suits, claims, complaints, contracts, liabilities, agreements, promises, torts, debts, damages, controversies, judgments, rights and demands, whether existing or contingent, known or unknown, suspected or unsuspected, arising on or before the Effective Date (defined in Section 10) of this Agreement (the “Claims”).

This general release includes, without limitation, any and all Claims arising out of or in connection with:

(i) your employment, change in employment status, and/or termination of employment with the Company;

(ii) any federal, state or local law, constitution or regulation regarding either employment, employment benefits, or employment discrimination and/or retaliation including, without limitation, the National Labor Relations Act, as amended; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. 2000e et seq.; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. 1001 et seq.; the Workers Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq.; the Immigration Reform and Control Act, as amended; the Americans with Disabilities Act of 1990, as amended; the Fair Labor Standards Act, as amended; the Occupational Safety and Health Act, as amended; the Family and Medical Leave Act of 1993 (“FMLA”), as amended; the Consolidated Omnibus Budget Reconciliation Act, as amended; and laws relating to workers compensation, family and medical leave, discrimination on the basis of race, color, religion, creed, sex, sexual orientation, marital status, pregnancy, national origin, ancestry, handicap, disability, veteran’s status, alienage, blindness, present or past history of mental disorders or physical disability, candidacy for or activity in a general assembly or other public office, constitutionally protected acts of speech, whistleblower status, use of tobacco products outside course of employment, membership in any organization engaged in civil defense, veteran’s status, any military service, application for military service, or any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

(iii) any Massachusetts state or local laws respecting employment, including but not limited to, the Massachusetts Fair Employment Practices Act, the Massachusetts Maternity Leave Act, and the Massachusetts Wage Payment Statute;

(iv) breach of contract (express or implied) or breach of the implied covenant of good faith and fair dealing;

(v) wrongful termination, intentional or negligent infliction of emotional distress, negligent misrepresentation, intentional misrepresentation, fraud, defamation, promissory estoppel, false light invasion of privacy, conspiracy, violation of public policy; and

(vi) any other tort, statutory or common law cause of action. This release is intended by you to be all encompassing and a full and total release of any Claims, whether specifically enumerated herein or not, that you may have or have had against the Released Parties up to the date you execute this Agreement. You further agree to release and discharge the Released Parties from any and all claims which might be made by any other person or organization on your behalf and you specifically waive any right to become, and promise not to become, a member of any class in a case in which a claim or claims against the Company are made involving any matters subject to release pursuant to this Section 4(a).

(b) Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967: Because Mr. Rothera is 40 years of age or older, Mr. Rothera hereby is informed that he has or might have specific rights and/or claims under the Age Discrimination and Employment Act of 1967, as amended (the “ADEA”), and Mr. Rothera agrees and understands that:

(i) In consideration for the amounts described in Section 2, which Mr. Rothera is not otherwise entitled to receive without execution of a release, Mr. Rothera specifically waives such rights and/or claims under the ADEA to the extent that such rights and/or claims arose prior to or on the date this Agreement was executed;

(ii) Mr. Rothera understands that rights or claims under the ADEA which may arise after the date this Agreement is executed are not waived by Mr. Rothera;

(iii) Mr. Rothera acknowledges that he has been advised that Mr. Rothera should consult with counsel of choice prior to executing this Agreement, that Mr. Rothera has been given the opportunity to take at least twenty-one (21) days to review this Agreement and consider its terms before signing it, and has not been subject to any undue or improper influence interfering with the exercise of Mr. Rothera’s free will in deciding whether to consult with counsel;

(iv) Mr. Rothera has carefully read and fully understands all of the provisions of this Agreement, knowingly and voluntarily agrees to all of the terms set forth in this Agreement, and acknowledges that in entering into this Agreement, is not relying on any representation, promise or inducement made by the Company or its representatives with the exception of those promises contained in this document; and

(v) Mr. Rothera may revoke this Agreement for a period of seven (7) days following his execution hereof and all rights and obligations of both parties under this Agreement shall not become effective or enforceable until the seven (7) day revocation period has expired. Please see Section 10 for more details.

(c) General Release by Company. In exchange for the compliance by Mr. Rothera with the terms of this Agreement, the Company and its successors and assigns absolutely and unconditionally hereby release, remise, discharge, and hold harmless Mr. Rothera and his representatives, heirs and estate from any and all actions or causes of action, suits, claims, complaints, contracts, liabilities, agreements, promises, torts, debts, damages, controversies, judgments, rights and demands, whether existing or contingent, known or unknown, suspected or unsuspected, that the Company and its successors and assigns may have against Mr. Rothera arising out of Mr. Rothera’s employment by the Company; provided, however, that the Company is not releasing any rights and/or claims with respect to any contracts listed in Section 9(a) of this Agreement; and provided further that the Company is not releasing any claims arising (i) from the intentional misconduct or unlawful or unauthorized activities of Mr. Rothera, which include, but are not limited to, any actions or omissions on Mr. Rothera’s part that were not in good faith and in the Company’s best interests; or (ii) after the effective date of this Agreement. The Company will not have any further obligation under this Section in the event of breach of this Agreement by Mr. Rothera.

(d) Interpretation: The foregoing release-of-claims provision set forth in Sections 4(a) and 4(b) shall be given the broadest possible interpretation permitted by law. The enumeration of specific claims therein shall not be interpreted to exclude any other claims not specifically enumerated therein.

(e) Exclusions from General Release: Excluded from the General Release set forth in Sections 4(a) and 4(b) are (i) any claim for indemnification under the Company’s directors and officers liability insurance to which Mr. Rothera would otherwise be entitled under the applicable policy; and (ii) any claims or rights that cannot be waived by law, including Mr. Rothera’s right to file a charge with an administrative agency, including the EEOC, or assist or participate in any agency investigation, hearing or proceeding. Mr. Rothera, however, is waiving his right to recover money in connection with any such agency charge or investigation, hearing or proceeding. Mr. Rothera also is waiving his right to recover any money in connection with a charge filed by any other individual or individuals, or by the EEOC or any other federal or state agency, on Mr. Rothera’s behalf. Further, nothing in this Agreement shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that Mr. Rothera’s signing of this Agreement constitutes a full release of any individual rights under the federal discrimination laws, or to seek restitution to the extent permitted by law of the economic benefits provided to Mr. Rothera under this Agreement in the event Mr. Rothera successfully challenges the validity of this release and prevails in any claim under the federal discrimination laws.

(f) Accord and Satisfaction: The payments set forth in Sections 1 and 2 shall be complete and unconditional payment, settlement, accord and/or satisfaction with respect to all obligations and liabilities of the Released Parties to Mr. Rothera including, without limitation, all claims for back wages, salary, vacation pay, sick pay, notice pay, bonuses, commissions or other incentive compensation, equity, severance pay, all other forms of compensation or benefits, attorney’s fees, or other costs or sums.

(g) Definition of Released Parties: As used in this Agreement, “Released Parties” shall mean: (i) Aegerion Pharmaceuticals, Inc.; (ii) all of Aegerion’s past, present, and future subsidiaries, parents, affiliates and divisions; (iii) all of Aegerion’s successors and/or assigns, as well as legal representatives; and (iv) all of the past, present, and future officers, directors, managers, employees, shareholders, owners, attorneys, agents, insurers, employee benefit plans (including such plans’ administrators, trustees, fiduciaries, record-keepers, and insurers), and legal representatives of Aegerion or any of its affiliates, successors or assigns (all both individually, in their capacity acting on Aegerion’s behalf and in their official capacities).

(h) Obligation to Update Release of Claims and Execute Exhibit B on the Separation Date: Mr. Rothera acknowledges and agrees that one of the primary purposes of this Agreement is for the Company to pay him certain benefits in exchange for his release of all claims against the Released Parties. Because he will execute this Agreement prior to the Separation Date, as a condition of receiving the payments and benefits set forth in Section 2 above, within five business days after the Separation Date, Mr. Rothera must execute (and not revoke) the certificate, attached hereto as Exhibit B (the “Certificate”), in which he will extend the release of claims in Section 4 to any and all claims that arose from the date he signed this Agreement through the date he signs the Certificate. Mr. Rothera acknowledges and agrees that he will not be eligible for any of the payments and benefits set forth in Section 2 unless he executes the Certificate.

5. Covenant Not to Sue: A “covenant not to sue” is a legal term which means that Mr. Rothera promises not to file a lawsuit in court. It is different from the release of claims contained in Sections 4(a) and 4(b) above. Besides waiving and releasing the claims covered by Sections 4(a) and 4(b), Mr. Rothera further agrees never to sue the Released Parties in any forum based on the claims, laws or theories covered by the release language in Sections 4(a) and (b). Mr. Rothera represents and warrants that he has not filed any complaints, charges, or claims for relief against the Released Parties with any local, state or federal court or administrative agency, with the sole exception of his right to pursue a state unemployment claim. Notwithstanding this Covenant Not To Sue, Mr. Rothera may bring a claim to enforce the terms of this Agreement, to challenge the validity of the ADEA waiver described in Section 4(b), or to pursue state unemployment benefits. Except as set forth in Section 4(e) or as permitted pursuant to this Section 5, in the event that Mr. Rothera institutes any other action, that claim shall be dismissed upon the presentation of this Agreement and Mr. Rothera shall reimburse the Company for all legal fees and expenses incurred in defending such claim and obtaining its dismissal.

6. Company Files, Documents and Other Property: By the Separation Date, Mr. Rothera agrees to return to the Company all Company property and materials, including but not limited to, all hardware, personal computers, laptops, CDs/DVDs, intangible information stored on CDs/DVDs, software programs and data compiled with the use of those programs, software passwords or codes, tangible copies of trade secrets and confidential information, cellular phones, PDAs, telephone charge cards, manuals, building keys and passes, names and addresses of all Company customers and potential customers, customer lists, customer contracts, sales information, memoranda, sales brochures, business or marketing plans, reports, projections, and any and all other information or property previously or currently held or used by Mr. Rothera that is or was related to his employment with the Company. Mr. Rothera agrees that if he discovers any other Company or proprietary materials in his possession after the Separation Date, Mr. Rothera will immediately notify the Company and return such materials to the Company.

7. No Liability or Wrongdoing: Each party understands and agrees that this Agreement constitutes a final compromise of the claims released thereby, and is not an admission by the Company, the Released Parties or Mr. Rothera that any such claims exist and/or of liability by the Company, the Released Parties or Mr. Rothera, as the case may be, with respect to such claims. Nothing in this Agreement, nor any of the proceedings connected with it, is to be construed as, offered as, received as, or deemed to be evidence of an admission by the Company, any Released Parties or Mr. Rothera of any liability or unlawful conduct whatsoever, and each of the Company, the Released Parties and Mr. Rothera expressly deny any such liability or wrongdoing.

8. Future Conduct:

(a) Restrictive Covenants: Mr. Rothera confirms the existence and continued validity of his Confidentiality, Assignment and Non-Competition Agreement (the “Covenants Agreement”), a copy of which is enclosed herewith. Mr. Rothera agrees that his obligations under the Covenants Agreement expressly survive the cessation of his employment. If Mr. Rothera fails to abide by his obligations under the Covenants Agreement, the Company immediately may terminate all severance benefits set forth in Section 2 in addition to, and not in lieu of, seeking all other legal and equitable relief.

(b) Non-disparagement: Mr. Rothera agrees not to take any action or make any statement, written or oral, which disparages or criticizes the Released Parties, their officers, directors, investors or employees, the Released Parties’ business practices, or which disrupts or impairs their normal operations, including actions that would (i) harm the Released Parties’ reputation with their current and prospective clients, business partners, or the public; or (ii) interfere with existing contracts or employment relationships with current and prospective clients, business partners or Released Parties’ employees. The Company, as represented by Mr. Marc Beer, the Company’s President and CEO, and those members of the senior management team who report directly to Mr. Beer as of the date of execution of this Agreement, while they are still employees of the Company, will not intentionally take any action or make any statement, written or oral, which disparages Mr. Rothera’s reputation.

(c) Confidentiality of this Agreement: Mr. Rothera shall maintain confidentiality concerning this Agreement, including the substance, terms, existence and/or any discussions relating to this Agreement. Except as required pursuant to legal process, Mr. Rothera will not discuss the same with anyone except Mr. Rothera’s immediate family and accountants or attorneys when such disclosure is necessary for them to render professional services. Nothing herein shall prohibit or bar Mr. Rothera from providing truthful testimony in any legal proceeding or in communicating with any governmental agency or representative or from making any truthful disclosure required, authorized or permitted under law; provided however, that in providing such testimony or making such disclosures or communications, Mr. Rothera will use his best efforts to ensure that this Section is complied with to the maximum extent possible. However, Mr. Rothera will be prohibited to the fullest extent authorized by law from obtaining monetary damages in any agency proceeding in which Mr. Rothera do so participate.

(d) Transition and Cooperation: In signing this Agreement, Mr. Rothera agree that he will cooperate fully with Aegerion’s employees and business partners in smoothly, effectively, and completely transitioning his work as the Company may designate. In addition, Mr. Rothera agrees to cooperate with the Company and its attorneys at reasonable times and places in the prosecution and/or defense of any legal action wherein the Company is a party and that involves any facts or circumstances arising during the course of his Aegerion employment. Such cooperation includes, but is not limited to, meeting with the Company’s attorneys at reasonable times and places to discuss Mr. Rothera’s knowledge of pertinent facts, appearing as required at deposition, arbitration, trial or other proceeding to testify as to those facts, and testifying truthfully to the best of Mr. Rothera’s abilities at any such proceeding. The Company shall reimburse Mr. Rothera for any reasonable and approved out-of-pocket travel costs/expenses Mr. Rothera incurs in connection with such cooperation. Mr. Rothera further agrees that should he be contacted (directly or indirectly) by any individual or any person representing an individual or entity that, to Mr. Rothera’s knowledge, is or may be legally or competitively adverse to the Company in connection with any actual or potential claims or legal or regulatory proceedings, Mr. Rothera promptly will notify the Company’s General Counsel of that fact in writing (a “Notification of Adverse Action”), but in no event later than the fifth business day after Mr. Rothera is contacted, and Mr. Rothera hereby represents and warrants that he has not been so contacted as of the date Mr. Rothera signed this Agreement. Such Notification of Adverse Action shall include a reasonable description of the content of the communication with the representative of the legally or competitively adverse individual or entity.

(e) Breach; Remedies: In the event that Mr. Rothera breaches this Agreement and/or the Covenants Agreement, Mr. Rothera agrees that (i) the Company shall be relieved of its obligations to make the payments under Section 2, (ii) if such payments already have been made, Mr. Rothera agrees to repay all such amounts to the Company, and (iii) the Company shall be entitled to recover its attorneys’ fees and costs incurred in enforcing its rights under this Agreement, to the extent such recovery is not prohibited by law. Such an action by the Company shall not affect the release provisions in Section 4 except as set forth in Section 4(c). In the event that the Company breaches this Agreement, the Company agrees that Mr. Rothera shall be entitled to recover his attorneys’ fees and costs in enforcing his rights under this Agreement, to the extent such recovery is not prohibited by law. Such an action by Mr. Rothera shall not affect the release provisions in Section 4 except as set forth in Sections 4(a) and (b). These remedies shall be, in addition to, and not as an alternative to, any other remedies at law or in equity available to the Company and Mr. Rothera.

9. Representations and Governing Law:

(a) Integration: This Agreement sets forth the complete and sole agreement between the parties and supersedes any and all other agreements or understandings, whether oral or written, express or implied, except for the Covenants Agreement, Section 18 of the Employment Agreement (which preserves additional sections of that Agreement), and the Equity Award Documents, which remain in full force and effect in accordance with their terms except in each case as modified or superseded by this Agreement. This Agreement may not be changed or rescinded except upon the express written consent of both Mr. Rothera and an authorized Company officer. Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement unless expressly so indicated otherwise. The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against any of the parties.

(b) Governing Law and Choice of Venue; Waiver of Jury Trial: This Agreement shall be deemed to be made and entered into in the Commonwealth of Massachusetts. This Agreement and any claims arising out of this Agreement (or any other claims arising out of the relationship between the parties) shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and shall in all respects be interpreted, enforced and governed under the internal and domestic laws, without giving effect to the principles of conflicts of laws of such Commonwealth. To the extent that any court action is initiated to enforce this Agreement, the parties hereby consent to the jurisdiction of the state and federal courts of the Commonwealth of Massachusetts. Accordingly, with respect to any such court action, Mr. Rothera (i) submits to the personal jurisdiction of such courts; (ii) consents to service of process; and (iii) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANYAND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(c) Severability: If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. To this extent, the provisions, and parts thereof, of this Agreement are declared to be severable.

(d) Assignment: Mr. Rothera shall not assign this Agreement. The Company may assign this Agreement. The benefits of this Agreement shall inure to the successors and assigns of the Company and the Released Parties and to Mr. Rothera’s successors.

(e) Acknowledgment of Company’s Compliance with Applicable Law: Mr. Rothera represent that he has not been subject to any retaliation or any other form of adverse action by the Released Parties for any action taken by him/her as an employee or resulting from his exercise of or attempt to exercise any statutory rights recognized under federal, state or local law. Mr. Rothera agrees that he has been paid all unpaid wages (including any overtime to which Mr. Rothera claims he is entitled) and accrued unused vacation and/or personal time. Mr. Rothera also agree that he has received all time off, whether pursuant to the FMLA, state law or Company policy or benefit program, and that none of Mr. Rothera’s rights have been violated under any of these statutes, policies or programs. And, Mr. Rothera represents that he has no known workplace injuries or occupational diseases, that Mr. Rothera has not sustained any disabling injury and/or occupational disease that has resulted in a loss of wage earning capacity during Mr. Rothera’s Aegerion employment, and that Mr. Rothera has no personal injury and/or occupational disease that has been contributed to, or aggravated or accelerated in a significant manner by, his employment with Aegerion and/or separation from that employment.

(f) Counterparts: This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which will be deemed one and the same instrument. This Agreement may be executed by facsimile or electronic signature, and any such facsimile or electronic signature by any Party shall be deemed to be an original signature and shall be binding on such party to the same extent as if such facsimile or electronic signature were an original signature.

(g) Family Protection: In the event of Mr. Rothera’s death, the unpaid balance of the amounts due to Mr. Rothera shall be paid to Mr. Rothera’s estate when and as due under the terms of this Agreement.

10. Review Period; Expiration of this Offer: If Mr. Rothera accepts the terms and conditions of this Agreement, please sign it and return it to the Senior Vice President of Human Resources on or before November 26, 2012. Please note that if Mr. Rothera does not return an executed copy of this Agreement on November 26, 2012 this offer will expire. As set forth in Section 4(b)(vi) above, for the period of seven (7) days from the date when this Agreement becomes executed by Mr. Rothera, Mr. Rothera has the right to revoke this Agreement by written notice to the Senior Vice President of Human Resources. For such a revocation to be effective, it must be delivered so that the Senior Vice President of Human Resources receives it before the expiration of the seven (7) day revocation period. This Agreement shall become effective on the first day following the expiration of the revocation period, i.e., the eighth day following Mr. Rothera’s execution of it (the “Effective Date”). Because this Agreement includes a waiver and release of Mr. Rothera’s rights, Aegerion advises Mr. Rothera to consult with an attorney prior to executing it.

INTENDING TO BE LEGALLY BOUND, the Parties sign below.

Aegerion Pharmaceuticals, Inc.

By: /s/ Anne Marie Cook

Title: SVP, General Counsel

PLEASE REVIEW CAREFULLY

THIS AGREEMENT CONTAINS A RELEASE OF CERTAIN LEGAL RIGHTS WHICH MR. ROTHERA MAY HAVE. PLEASE CONSULT WITH AN ATTORNEY REGARDING SUCH RELEASE AND OTHER ASPECTS OF THIS AGREEMENT BEFORE SIGNING THIS AGREEMENT.

MR. ROTHERA’S EMPLOYMENT BY THE COMPANY WILL TERMINATE AS OF JANUARY 4, 2013. SUCH TERMINATION WILL NOT BE AFFECTED BY MR. ROTHERA’S ACCEPTANCE OR FAILURE TO ACCEPT THIS AGREEMENT. IF MR. ROTHERA DOES NOT ACCEPT THIS AGREEMENT, MR. ROTHERA WILL NOT RECEIVE THE PAYMENTS AND BENEFITS SET FORTH IN SECTION 2.

MR. ROTHERA REPRESENTS THAT HE HAS READ THE FOREGOING AGREEMENT, FULLY UNDERSTANDS ITS TERMS AND CONDITIONS AND IS VOLUNTARILY EXECUTING THE SAME.

IN ENTERING INTO THIS AGREEMENT, MR. ROTHERA DOES NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE RELEASED PARTIES WITH THE EXCEPTION OF THE CONSIDERATION IN THIS DOCUMENT.

ACCEPTED:

/s/ Mark Rothera	Date: November 6, 2012
Mark Rothera